Exhibit 99.1

Welltower Announces

Closing of $1.035 Billion of

Exchangeable Senior Notes

TOLEDO, Ohio, May 11, 2023 /PRNewswire/ — Welltower® Inc. (NYSE: WELL) (“Welltower” or the “Company”) announced today that its operating company, Welltower OP LLC (“Welltower OP”), has closed the previously announced offering (the “Offering”) of $1.035 billion aggregate principal amount of 2.750% exchangeable senior notes due 2028 in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of notes issued reflects the exercise in full of the initial purchasers’ option to purchase additional notes.

The notes are Welltower OP’s senior unsecured obligations and will pay interest semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2023, at a rate of 2.750% per year. The notes will mature on May 15, 2028 (the “Maturity Date”), unless earlier exchanged, purchased or redeemed. The Company has fully and unconditionally guaranteed the notes on a senior unsecured basis.

Prior to the close of business on the business day immediately preceding November 15, 2027, the notes are exchangeable at the option of holders only upon certain circumstances and during certain periods. On or after November 15, 2027, the notes will be exchangeable at the option of the holders at any time prior to the close of business on the second scheduled trading day preceding the Maturity Date. Welltower OP will settle exchanges of the notes by delivering cash up to the principal amount of the notes exchanged and, in respect of the remainder of the exchange value, if any, in excess thereof, cash or shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), or a combination thereof, at the election of Welltower OP. The exchange rate initially equals 10.4808 shares of Common Stock per $1,000 principal amount of notes (equivalent to an exchange price of approximately $95.41 per share of Common Stock and an exchange premium of approximately 25% based on the closing price of $76.33 per share of Common Stock on May 8, 2023). The exchange rate is subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest.

If a fundamental change (as defined in the indenture that governs the notes) occurs, subject to certain conditions, holders of the notes may require Welltower OP to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined in the indenture that will govern the notes). In addition, if certain fundamental changes occur, Welltower OP may be required, in certain circumstances, to increase the exchange rate for any notes in connection with such fundamental changes by a specified number of shares of its common stock.

Welltower OP may redeem the notes, at its option, in whole or in part, on any business day on or after May 20, 2026, if the last reported sale price of the Common Stock has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Welltower OP provides notice of redemption. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Welltower OP intends to use the net proceeds from the Offering for general corporate purposes, which may include the repayment or redemption of debt (which may include the 4.500% Notes due January 15, 2024 and the 3.625% Notes due March 15, 2024) and investment in health care, wellness and seniors housing properties. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States.

Neither the notes nor the shares of Common Stock issuable upon exchange of the notes have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. Accordingly, the notes have been offered and sold only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act).

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the notes in any jurisdiction in which the offer, solicitation or sale of the notes would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Forward-Looking Statement

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “believe,” “expect,” “project” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements, including statements related to the Offering, are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to, those factors discussed in Welltower’s reports filed from time to time with the Securities and Exchange Commission. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

About Welltower

Welltower® Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

SOURCE Welltower Inc.

Investor Relations: Krishna Soma, ksoma@welltower.com, (646) 677-8764; Matthew Carrus, mcarrus@welltower.com, (646) 677-8756; Media: Tara Gallagher, tgallagher@welltower.com, (214) 702-0774